EXHIBIT 10(c)
                  Written Consent of PricewaterhouseCoopers LLP



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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Wealth Creator Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 of our report dated January 29, 1999, relating to the financial statements and financial highlights of the sub-accounts constituting the WRL Freedom Variable Annuity, WRL Freedom Attainer, WRL Freedom Bellwether, WRL Freedom Conqueror and WRL Freedom Wealth Creator Contracts of the WRL Series Annuity Account, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 20, 1999